COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION,
OR 34 CENTS PER SHARE

Net Interest Income Increased $14 Million, or 3 Percent, Compared to Fourth Quarter 2015
and $34 Million, or 8 Percent, Compared to First Quarter 2015
Increased Provision for Loan Losses Reflected Reserve Build for Energy Loans
Comprehensive Revenue and Expense Initiative Expected to Drive Increased Efficiency
DALLAS/April 19, 2016 -- Comerica Incorporated (NYSE: CMA) today reported first quarter 2016 net income of $60 million, compared to $116 million for the fourth quarter 2015 and $134 million for the first quarter 2015. Earnings per diluted share were 34 cents for first quarter 2016 compared to 64 cents for fourth quarter 2015 and 73 cents for first quarter 2015.
“Our first quarter results were impacted by the current oil and gas cycle, as we significantly increased our reserve for loan losses,” said Ralph W. Babb, Jr., chairman and chief executive officer. “We continue to be prudent in our reserving approach. While this approach resulted in a higher provision this quarter, our fundamental view of the energy sector has not changed significantly. Additionally, during the quarter we benefited from the December short-term rate increase, with loan yields increasing and helping to drive a $14 million increase in net interest income.”

(dollar amounts in millions, except per share data)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income	$447	$433	$413
Provision for credit losses	148	60	14
Noninterest income	246	268	252
Noninterest expenses	460	484	456
Provision for income taxes	25	41	61

Net income	60	116	134

Net income attributable to common shares	59	115	132

Diluted income per common share	0.34	0.64	0.73

Average diluted shares (in millions)	176	179	182

Common equity Tier 1 capital ratio (a)	10.56%	10.54%	10.40%
Tangible common equity ratio (b)	10.23	9.70	9.97

(a)	March 31, 2016 ratio is estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

Comerica also announced today that it launched a comprehensive review of its expense and revenue base in order to meaningfully enhance profitability. The review is currently underway and will include the assistance of the Boston Consulting Group, a globally recognized consulting firm familiar with the challenges facing the U.S. banking industry. Given the breadth of the review, Comerica expects to provide more information around the opportunities identified by the next quarterly earnings announcement and deliver to shareholders, as soon as practical, a broad, enterprise-wide plan, designed to help reach tangible targets.

“We operate Comerica for the ultimate benefit of our shareholders, and all of our actions will be directed to maximize value, while not compromising our commitment to our clients, culture, regulatory standing, responsible underwriting and strong risk management," said Babb. "We have been undertaking a process through which we are identifying meaningful opportunities to enhance revenue, operate more efficiently and lower expenses, with the goal of building a more profitable organization that is better able to drive enhanced long-term value for shareholders. We are going to pursue our cost and revenue initiative with the urgency it deserves and continue to utilize our strengths and competitive position to improve our results.”

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 2

First Quarter 2016 Compared to Fourth Quarter 2015

•
Average total loans decreased $156 million to $48.4 billion, primarily reflecting decreases in general Middle Market, Energy and Mortgage Banker Finance, partially offset by an increase in Commercial Real Estate. Period-end total loans increased $293 million, to $49.4 billion.

•
Average total deposits decreased $3.0 billion to $56.7 billion, reflecting seasonality, purposeful pricing discipline and strategic actions in light of new liquidity coverage ratio rules, with the largest declines in Corporate Banking, the Financial Services Division and Municipalities. Period-end total deposits decreased $3.5 billion to $56.4 billion. A majority of the decrease related to an elevated deposit level associated with the government card program at year-end.

•
Net interest income increased $14 million to $447 million, primarily reflecting an increase in loan yields, mostly due to increases in short-term rates, and a larger average securities portfolio, partially offset by one fewer day in the first quarter. The net interest margin increased 23 basis points to 2.81 percent, primarily reflecting higher loan yields and a decrease in Federal Reserve Bank deposits.

•
The provision for credit losses increased $88 million to $148 million. The allowance for loan losses increased $90 million to $724 million, primarily due to an increase in reserves in the Energy business line, partially offset by improvements in credit quality. Net credit-related charge-offs were $58 million, or 0.49 percent, including $42 million for Energy loans.

•
Noninterest income decreased $22 million to $246 million, primarily due to decreases of $10 million in commercial lending fees, following a strong fourth quarter 2015, and $7 million in deferred compensation asset returns.

•	Noninterest expenses decreased $24 million to $460 million, primarily reflecting a decrease of $14 million in salaries and benefits expense and smaller decreases in many other categories.

•	Capital remained solid at March 31, 2016, as evidenced by an estimated common equity Tier 1 capital ratio of 10.56 percent and a tangible common equity ratio of 10.23 percent.

•	Comerica repurchased approximately 1.2 million shares of common stock under the equity repurchase program.
First Quarter 2016 Compared to First Quarter 2015

•
Average total loans increased $241 million, primarily reflecting increases in Commercial Real Estate, Technology and Life Sciences, National Dealer Services and Mortgage Banker Finance, partially offset by decreases in general Middle Market, Energy and Corporate Banking.

•	Average total deposits decreased $282 million, primarily driven by a decrease in Municipalities.

•	Net interest income increased $34 million, primarily reflecting the benefits from higher loan yields, a larger average securities portfolio and an increase in average loans.

•	The provision for credit losses increased $134 million, primarily due to an increase in reserves in the Energy business line.

•	Noninterest income decreased $6 million, primarily reflecting decreases in deferred compensation asset returns and commercial lending fees, partially offset by an increase in card fees.

•
Noninterest expenses increased $4 million, primarily due to an increase in technology-related expense and higher outside processing expenses related to revenue generating activities, partially offset by a decrease in deferred compensation plan expense.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 3

Net Interest Income

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income	$447	$433	$413

Net interest margin	2.81%	2.58%	2.64%

Selected average balances:
Total earning assets	$64,123	$66,818	$63,480
Total loans	48,392	48,548	48,151
Total investment securities	12,357	10,864	9,907
Federal Reserve Bank deposits	3,071	7,073	5,176

Total deposits	56,708	59,736	56,990
Total noninterest-bearing deposits	28,052	29,627	26,697

•	Net interest income increased $14 million to $447 million in the first quarter 2016, compared to the fourth quarter 2015.

◦
Interest on loans increased $11 million, primarily reflecting an increase in yields (+$19 million), partially offset by the effect of one fewer day in the first quarter (-$4 million) and lower interest recognized on nonaccrual loans (-$3 million). The increase in loan yields primarily reflected the benefit from the increase in short-term rates, partially offset by lower loan prepayment fees and other portfolio dynamics.

◦
Interest on investment securities increased $6 million, primarily reflecting the reinvestment of Federal Reserve Bank deposits into higher yielding Treasury securities in the second half of the fourth quarter 2015.

◦
Interest on temporary investments decreased $2 million, reflecting a decrease in average Federal Reserve Bank deposit balances (-$5 million), partially offset by a benefit from the increase in short-term rates (+$3 million).

•
The net interest margin of 2.81 percent increased 23 basis points compared to the fourth quarter 2015, primarily due to higher loan yields (+12 basis points) and the impact of a decrease in lower-yielding Federal Reserve Bank deposit balances (+13 basis points), partially offset by the decrease in interest recognized on nonaccrual loans (-2 basis points).

Noninterest Income
Noninterest income decreased $22 million to $246 million in the first quarter 2016, compared to $268 million for the fourth quarter 2015. The decrease primarily reflected decreases of $10 million in commercial lending fees, $7 million in deferred compensation asset returns and other impacts including lower bank-owned life insurance income and securities activity. The decrease in commercial lending fees reflected strong fourth quarter 2015 syndication agent fees as well as a decrease in commitment fees, which resulted from a combination of higher utilization levels and lower commitment totals in the first quarter 2016. Deferred compensation asset returns are offset by deferred compensation plan expense in noninterest expenses.
Noninterest Expenses
Noninterest expenses decreased $24 million to $460 million in the first quarter 2016, compared to $484 million for the fourth quarter 2015, primarily reflecting decreases of $14 million in salaries and benefits expense and decreases of $3 million each in consulting fee expense, advertising expense and net occupancy expense. The decrease in salaries and benefits expense primarily reflected decreases in pension expense, deferred compensation plan expense, technology-related contract labor expenses, and the impact of one fewer day in the quarter, partially offset by a seasonal increase in share-based compensation expense.
Credit Quality
“The provision for credit losses was $148 million and the allowance increased $90 million,” said Babb. “The provision reflected the high end of the range in our 2016 guidance for the incremental impact of energy loans, adjusted upward for revised regulatory guidance, and includes the results of the Shared National Credit (SNC) exam. At March 31, 2016, our reserve allocation for loans in the Energy business line was nearly 8

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 4

percent. While the current oil and gas cycle presents a significant challenge, we believe we are adequately reserved. And remember, those reserves may not turn into losses. Aside from the provision for Energy loans, overall credit quality continued to be solid, and we are not detecting any noteworthy deterioration in Texas. Total net credit-related charge-offs were $58 million, or 49 basis points of average loans. Excluding Energy, net credit-related charge-offs for the remainder of the portfolio were low at $16 million, or 15 basis points.”

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Credit-related charge-offs	$83	$76	$23
Recoveries	25	25	15
Net credit-related charge-offs	58	51	8
Net credit-related charge-offs/Average total loans	0.49%	0.42%	0.07%

Provision for credit losses	$148	$60	$14

Nonperforming loans	689	379	279
Nonperforming assets (NPAs)	714	391	288
NPAs/Total loans and foreclosed property	1.45%	0.80%	0.59%

Loans past due 90 days or more and still accruing	$13	$17	$12

Allowance for loan losses	724	634	601
Allowance for credit losses on lending-related commitments (a)	46	45	39
Total allowance for credit losses	770	679	640

Allowance for loan losses/Period-end total loans	1.47%	1.29%	1.22%
Allowance for loan losses/Nonperforming loans	105	167	216

(a)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•
Energy business line loans were $3.1 billion at both March 31, 2016 and December 31, 2015. Criticized Energy loans increased $590 million, to $1.8 billion, including a $291 million increase in nonaccrual loans. Energy net charge-offs were $42 million, compared to $27 million in the fourth quarter 2015.

•
Net credit-related charge-offs increased $7 million to $58 million, or 0.49 percent of average loans, in the first quarter 2016, compared to $51 million, or 0.42 percent, in the fourth quarter 2015. Fourth quarter 2015 included a large charge-off resulting from irregularities associated with a single Small Business credit.

•	During the first quarter 2016, $446 million of borrower relationships over $2 million were transferred to nonaccrual status.

•	Criticized loans increased $735 million to $3.9 billion at March 31, 2016, compared to $3.2 billion at December 31, 2015.
Balance Sheet and Capital Management
Total assets and common shareholders' equity were $69.0 billion and $7.6 billion, respectively, at March 31, 2016, compared to $71.9 billion and $7.6 billion, respectively, at December 31, 2015.
There were approximately 175 million common shares outstanding at March 31, 2016. Repurchases under the equity repurchase program were $42 million (1.2 million shares). Diluted average shares decreased 3 million to 176 million for the first quarter 2016.
The estimated common equity Tier 1 capital ratio, reflective of transition provisions and excluding accumulated other comprehensive income ("AOCI"), was 10.56 percent at March 31, 2016. Certain deductions and adjustments to regulatory capital began phasing in on January 1, 2015 and will be fully implemented on January 1, 2018. The estimated ratio under fully phased-in Basel III capital rules is largely the same as the transitional ratio. Comerica's tangible common equity ratio was 10.23 percent at March 31, 2016, an increase of 53 basis points from December 31, 2015.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 5

Full-Year 2016 Outlook
Excluding the first quarter energy impact on the provision for credit losses, management expectations for full-year 2016 compared to full-year 2015, assuming the energy outlook remains stable, as well as a continuation of the current economic and low-rate environment, have not changed materially. The outlook does not reflect the impact of any revenue or expense initiatives that may be undertaken as a result of the ongoing comprehensive review. Management expects such impact to be reflected in the outlook provided on the second quarter 2016 earnings call.

•	Average loans modestly higher, in line with Gross Domestic Product growth, reflecting a continued decline in Energy more than offset by increases in most other lines of business.

•	Net interest income higher, reflecting the benefits from the December 2015 short-term rate increase, loan growth and a larger securities portfolio more than offsetting higher funding costs.

◦	Full-year benefit from the December rise in short-term rates expected to be more than $90 million if deposit prices remain at current levels.

•
Provision for credit losses higher, reflecting the first quarter 2016 reserve build for Energy, with net charge-offs for the remainder of the year between 45 basis points and 55 basis points. Additional reserve changes dependent on developments in the oil and gas sector. Continued solid credit quality in the remainder of the portfolio, with metrics, absent Energy, better than historical norms.

•
Noninterest income modestly higher, primarily due to growth in card fees from merchant processing services and government card. Continued focus on cross-sell opportunities, including wealth management products such as fiduciary and brokerage services.

•
Noninterest expenses higher, reflecting continued increases in technology costs and regulatory expenses, increased outside processing in line with growing revenue, higher FDIC insurance expense in part due to regulatory surcharge, and typical inflationary pressures. Additionally, 2015 benefited from a $33 million legal reserve release, which is offset by lower pension expense in 2016.

•	Income tax expense to approximate 32 percent of pre-tax income.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at March 31, 2016 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2016 results compared to fourth quarter 2015.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	1st Qtr '16		4th Qtr '15		1st Qtr '15
Business Bank	$95	74%	$200	91%	$189	85%
Retail Bank	12	9	(1)	(1)	17	8
Wealth Management	22	17	21	10	16	7
	129	100%	220	100%	222	100%
Finance	(68)		(102)		(89)
Other (a)	(1)		(2)		1
Total	$60		$116		$134
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$365	$387	$370
Provision for credit losses	151	41	25
Noninterest income	135	145	140
Noninterest expenses	207	206	198
Net income	95	200	189

Net credit-related charge-offs	57	35	9

Selected average balances:
Assets	38,635	38,765	38,654
Loans	37,561	37,682	37,623
Deposits	29,108	31,738	30,143

•	Average loans decreased $121 million, primarily reflecting decreases in general Middle Market, Energy and Mortgage Banker Finance, partially offset by an increase in Commercial Real Estate.

•
Average deposits decreased $2.6 billion, primarily reflecting decreases in Corporate Banking, the Financial Services Division and Municipalities. The decrease reflected seasonality, purposeful pricing discipline and strategic actions in light of new liquidity coverage ratio rules.

•
Net interest income decreased $22 million, primarily reflecting an increase in net funds transfer pricing (FTP) charges and the impact of one fewer day in the quarter, partially offset by an increase in loan yields. The increase in net FTP charges primarily reflected an increase in the cost of funds due to the increase in short-term market rates as well as lower funding credits due to the decrease in average deposits.

•	The provision for credit losses increased $110 million, primarily reflecting increases in Energy and general Middle Market, partially offset by a decrease in Commercial Real Estate.

•
Noninterest income decreased $10 million, primarily due to a decrease in commercial lending fees, which reflected strong fourth quarter 2015 syndication agent fees as well as a decrease in commitment fees, which resulted from a combination of higher utilization levels and lower commitment totals in the first quarter 2016.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 7

Retail Bank

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$157	$160	$151
Provision for credit losses	3	23	(8)
Noninterest income	43	49	41
Noninterest expenses	179	191	174
Net income (loss)	12	(1)	17

Net credit-related charge-offs	2	25	—

Selected average balances:
Assets	6,544	6,549	6,368
Loans	5,867	5,868	5,694
Deposits	23,110	23,262	22,404

•	Average deposits decreased $152 million, primarily reflecting a decrease in Small Business.

•	Net interest income decreased $3 million, primarily due to a decrease in net FTP credits, largely due to the decrease in average deposits, and the impact of one fewer day in the quarter.

•	The provision for credit losses decreased $20 million, primarily due to a decrease in net charge-offs in Small Business.

•	Noninterest income decreased $6 million, primarily reflecting a securities loss and small decreases in several categories.

•	Noninterest expenses decreased $12 million, primarily reflecting decreases in salaries and benefits expense, outside processing expenses and smaller decreases in many other categories.
Wealth Management

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$43	$47	$43
Provision for credit losses	(5)	(7)	(1)
Noninterest income	59	57	58
Noninterest expenses	73	81	77
Net income	22	21	16

Net credit-related charge-offs (recoveries)	(1)	(9)	(1)

Selected average balances:
Assets	5,162	5,199	5,029
Loans	4,964	4,998	4,834
Deposits	4,171	4,355	3,996

•	Average loans decreased $34 million.

•	Average deposits decreased $184 million, primarily reflecting a decrease in Private Banking.

•
Net interest income decreased $4 million, primarily due a decrease in net FTP credits, largely due to a $184 million decrease in average deposits as well as an increase in the cost of funds, partially offset by higher loan yields.

•	The provision for credit losses increased $2 million to a negative provision of $5 million in the first quarter 2016, primarily reflecting credit quality improvements.

•	Noninterest income increased $2 million, primarily due to higher fiduciary income.

•	Noninterest expenses decreased $8 million, primarily reflecting decreases in operational losses, legal expenses and salaries and benefits expense.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at March 31, 2016 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	1st Qtr '16		4th Qtr '15		1st Qtr '15
Michigan	$72	56%	$83	37%	$76	35%
California	74	57	90	41	72	32
Texas	(76)	(59)	(3)	(1)	32	14
Other Markets	59	46	50	23	42	19
	129	100%	220	100%	222	100%
Finance & Other (a)	(69)		(104)		(88)
Total	$60		$116		$134
(a) Includes items not directly associated with the geographic markets.

•
Average loans decreased $212 million in Michigan, largely reflecting a decrease in general Middle Market, and $130 million in Texas, primarily reflecting decreases in National Dealer Services, Energy and general Middle Market, partially offset by an increase in Commercial Real Estate. Average loans increased $250 million in California, primarily reflecting increases in Commercial Real Estate and National Dealer Services.

•
Average deposits decreased $1.9 billion in California, $427 million in Michigan and $433 million in Texas, reflecting seasonality, purposeful pricing discipline and strategic actions in light of new liquidity coverage ratio rules.

•
Net interest income decreased $14 million in California, $7 million in Michigan and $8 million in Texas. The decrease in each market primarily reflected the FTP impact of the decreases in average deposits and the impact of one fewer day in the quarter.

•
The provision for credit losses increased $112 million in Texas, $1 million in California and $6 million in Michigan. The increase in Texas primarily reflected increases in net charge-offs and reserves for Energy and general Middle Market. The increase in Michigan was primarily due to a charge-off in Corporate Banking.

•
Noninterest income decreased $5 million in Michigan, $2 million in California and $2 million in Texas. The decreases in all markets were primarily the result of lower syndication agent and commitment fees.

•
Noninterest expenses decreased $10 million in Michigan, $3 million in California and $3 million in Texas. The decrease in Michigan primarily reflected decreases in salaries and benefits expense, operational losses and outside processing fees, partially offset by an increase in asset disposal expense, as a benefit from the early termination of certain leveraged leases in the fourth quarter 2015 was not repeated. The decrease in California primarily reflected small decreases in many categories, and the decrease in Texas was due primarily to a decrease in salaries and benefits expense.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 9

Michigan Market

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$176	$183	$177
Provision for credit losses	(6)	(12)	(8)
Noninterest income	76	81	84
Noninterest expenses	150	160	155
Net income	72	83	76

Net credit-related charge-offs (recoveries)	5	(2)	3

Selected average balances:
Assets	13,402	13,601	13,736
Loans	12,774	12,986	13,223
Deposits	21,696	22,123	21,710
California Market

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$179	$193	$176
Provision for credit losses	(6)	(7)	(3)
Noninterest income	38	40	34
Noninterest expenses	104	107	97
Net income	74	90	72

Net credit-related charge-offs	8	1	1

Selected average balances:
Assets	17,541	17,297	16,461
Loans	17,283	17,033	16,193
Deposits	16,654	18,545	16,837
Texas Market

(dollar amounts in millions)	1st Qtr '16	4th Qtr '15	1st Qtr '15
Net interest income (FTE)	$123	$131	$131
Provision for credit losses	169	57	21
Noninterest income	30	32	34
Noninterest expenses	100	103	94
Net income (loss)	(76)	(3)	32

Net credit-related charge-offs	47	33	3

Selected average balances:
Assets	11,295	11,474	12,192
Loans	10,763	10,893	11,535
Deposits	10,374	10,807	11,010

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review first quarter 2016 financial results at 7 a.m. CT Tuesday, April 19, 2016. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 63729781). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS FIRST QUARTER 2016 NET INCOME OF $60 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, in particular the energy industry; unfavorable developments concerning credit quality; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; reductions in Comerica's credit rating; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Chelsea R. Smith
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2016	2015	2015
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.34	$0.64	$0.73
Cash dividends declared	0.21	0.21	0.20

Average diluted shares (in thousands)	176,055	179,197	182,268
KEY RATIOS
Return on average common shareholders' equity	3.13%	6.08%	7.20%
Return on average assets	0.34	0.64	0.78
Common equity tier 1 and tier 1 risk-based capital ratio (a)	10.56	10.54	10.40
Total risk-based capital ratio (a)	12.82	12.69	12.35
Leverage ratio (a)	10.60	10.22	10.53
Tangible common equity ratio (b)	10.23	9.70	9.97
AVERAGE BALANCES
Commercial loans	$30,814	$31,219	$31,090
Real estate construction loans	2,114	1,961	1,938
Commercial mortgage loans	8,961	8,842	8,581
Lease financing	726	750	797
International loans	1,419	1,402	1,512
Residential mortgage loans	1,892	1,896	1,856
Consumer loans	2,466	2,478	2,377
Total loans	48,392	48,548	48,151

Earning assets	64,123	66,818	63,480
Total assets	69,228	71,907	68,735

Noninterest-bearing deposits	28,052	29,627	26,697
Interest-bearing deposits	28,656	30,109	30,293
Total deposits	56,708	59,736	56,990

Common shareholders' equity	7,632	7,613	7,453
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$448	$434	$414
Net interest margin	2.81%	2.58%	2.64%
CREDIT QUALITY
Total nonperforming assets	$714	$391	$288

Loans past due 90 days or more and still accruing	13	17	12

Net credit-related charge-offs	58	51	8

Allowance for loan losses	724	634	601
Allowance for credit losses on lending-related commitments	46	45	39
Total allowance for credit losses	770	679	640

Allowance for loan losses as a percentage of total loans	1.47%	1.29%	1.22%
Net credit-related charge-offs as a percentage of average total loans	0.49	0.42	0.07
Nonperforming assets as a percentage of total loans and foreclosed property	1.45	0.80	0.59
Allowance for loan losses as a percentage of total nonperforming loans	105	167	216
(a) March 31, 2016 ratios are estimated.
(b) See Reconciliation of Non-GAAP Financial Measures.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2016	2015	2015
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$977	$1,157	$1,170

Interest-bearing deposits with banks	2,025	4,990	4,792
Other short-term investments	94	113	101

Investment securities available-for-sale	10,607	10,519	8,214
Investment securities held-to-maturity	1,907	1,981	1,871

Commercial loans	31,562	31,659	32,091
Real estate construction loans	2,290	2,001	1,917
Commercial mortgage loans	8,982	8,977	8,558
Lease financing	731	724	792
International loans	1,455	1,368	1,433
Residential mortgage loans	1,874	1,870	1,859
Consumer loans	2,483	2,485	2,422
Total loans	49,377	49,084	49,072
Less allowance for loan losses	(724)	(634)	(601)
Net loans	48,653	48,450	48,471

Premises and equipment	541	550	531
Accrued income and other assets	4,203	4,117	4,183
Total assets	$69,007	$71,877	$69,333

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$28,025	$30,839	$27,394

Money market and interest-bearing checking deposits	22,872	23,532	23,727
Savings deposits	2,006	1,898	1,817
Customer certificates of deposit	3,401	3,552	4,497
Foreign office time deposits	47	32	135
Total interest-bearing deposits	28,326	29,014	30,176
Total deposits	56,351	59,853	57,570

Short-term borrowings	514	23	80
Accrued expenses and other liabilities	1,389	1,383	1,500
Medium- and long-term debt	3,109	3,058	2,683
Total liabilities	61,363	64,317	61,833

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,158	2,173	2,188
Accumulated other comprehensive loss	(328)	(429)	(370)
Retained earnings	7,097	7,084	6,841
Less cost of common stock in treasury - 53,086,733 shares at 3/31/16, 52,457,113 shares at 12/31/15, and 50,114,399 shares at 3/31/15	(2,424)	(2,409)	(2,300)
Total shareholders' equity	7,644	7,560	7,500
Total liabilities and shareholders' equity	$69,007	$71,877	$69,333

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2016 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2015		First Quarter 2015
(in millions, except per share data)	2016	2015	2015	2015	2015	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$406	$395	$390	$388	$378	$11	3%	$28	7%
Interest on investment securities	62	56	54	53	53	6	10	9	18
Interest on short-term investments	4	6	4	3	4	(2)	(21)	—	—
Total interest income	472	457	448	444	435	15	3	37	9
INTEREST EXPENSE
Interest on deposits	10	10	11	11	11	—	—	(1)	(9)
Interest on medium- and long-term debt	15	14	15	12	11	1	8	4	30
Total interest expense	25	24	26	23	22	1	4	3	13
Net interest income	447	433	422	421	413	$14	3	$34	8
Provision for credit losses	148	60	26	47	14	88	n/m	134	n/m
Net interest income after provision for credit losses	299	373	396	374	399	(74)	(20)	(100)	(25)
NONINTEREST INCOME
Card fees	74	75	72	68	64	(1)	(1)	10	15
Service charges on deposit accounts	55	55	57	56	55	—	—	—	—
Fiduciary income	46	45	47	48	47	1	3	(1)	(3)
Commercial lending fees	20	30	22	22	25	(10)	(33)	(5)	(18)
Letter of credit fees	13	14	13	13	13	(1)	(5)	—	—
Bank-owned life insurance	9	11	10	10	9	(2)	(16)	—	—
Foreign exchange income	10	11	10	9	10	(1)	(3)	—	—
Brokerage fees	4	4	5	4	4	—	—	—	—
Net securities losses	(2)	—	—	—	(2)	(2)	n/m	—	—
Other noninterest income	17	23	26	27	27	(6)	(29)	(10)	(37)
Total noninterest income	246	268	262	257	252	(22)	(8)	(6)	(2)
NONINTEREST EXPENSES
Salaries and benefits expense	248	262	243	251	253	(14)	(5)	(5)	(2)
Outside processing fee expense	79	81	84	82	74	(2)	(2)	5	7
Net occupancy expense	38	41	41	39	38	(3)	(7)	—	—
Equipment expense	13	14	13	13	13	(1)	(4)	—	—
Software expense	29	26	26	24	23	3	11	6	21
FDIC insurance expense	11	10	9	9	9	1	5	2	24
Advertising expense	4	7	6	5	6	(3)	(49)	(2)	(42)
Litigation-related expense	—	—	(3)	(30)	1	—	—	(1)	(70)
Other noninterest expenses	38	43	40	39	39	(5)	(10)	(1)	(1)
Total noninterest expenses	460	484	459	432	456	(24)	(5)	4	1
Income before income taxes	85	157	199	199	195	(72)	(46)	(110)	(56)
Provision for income taxes	25	41	63	64	61	(16)	(39)	(36)	(58)
NET INCOME	60	116	136	135	134	(56)	(48)	(74)	(55)
Less income allocated to participating securities	1	1	2	1	2	—	—	(1)	(63)
Net income attributable to common shares	$59	$115	$134	$134	$132	$(56)	(48)%	$(73)	(55)%
Earnings per common share:
Basic	$0.34	$0.65	$0.76	$0.76	$0.75	$(0.31)	(48)%	$(0.41)	(55)%
Diluted	0.34	0.64	0.74	0.73	0.73	(0.30)	(47)	(0.39)	(53)

Comprehensive income	161	32	187	109	176	129	n/m	(15)	(9)

Cash dividends declared on common stock	37	37	37	37	36	—	—	1	3
Cash dividends declared per common share	0.21	0.21	0.21	0.21	0.20	—	—	0.01	5
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2016	2015
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$634	$622	$618	$601	$594

Loan charge-offs:
Commercial	72	73	30	17	19
Commercial mortgage	—	1	—	2	—
Lease financing	—	—	—	1	—
International	3	—	1	11	2
Residential mortgage	—	—	—	1	—
Consumer	2	2	3	3	2
Total loan charge-offs	77	76	34	35	23

Recoveries on loans previously charged-off:
Commercial	12	6	8	10	9
Real estate construction	—	—	—	1	—
Commercial mortgage	12	11	2	5	3
Residential mortgage	—	1	—	—	1
Consumer	1	7	1	1	2
Total recoveries	25	25	11	17	15
Net loan charge-offs	52	51	23	18	8
Provision for loan losses	141	63	28	35	16
Foreign currency translation adjustment	1	—	(1)	—	(1)
Balance at end of period	$724	$634	$622	$618	$601

Allowance for loan losses as a percentage of total loans	1.47%	1.29%	1.27%	1.24%	1.22%

Net loan charge-offs as a percentage of average total loans	0.43	0.42	0.19	0.15	0.07

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2016	2015
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$45	$48	$50	$39	$41
Charge-offs on lending-related commitments (a)	(6)	—	—	(1)	—
Provision for credit losses on lending-related commitments	7	(3)	(2)	12	(2)
Balance at end of period	$46	$45	$48	$50	$39

Unfunded lending-related commitments sold	$11	$—	$—	$12	$1

(a)	Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2016	2015
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$547	$238	$214	$186	$113
Real estate construction	—	1	1	1	1
Commercial mortgage	47	60	66	77	82
Lease financing	6	6	8	11	—
International	27	8	8	9	1
Total nonaccrual business loans	627	313	297	284	197
Retail loans:
Residential mortgage	26	27	31	35	37
Consumer:
Home equity	27	27	28	29	31
Other consumer	1	—	1	1	1
Total consumer	28	27	29	30	32
Total nonaccrual retail loans	54	54	60	65	69
Total nonaccrual loans	681	367	357	349	266
Reduced-rate loans	8	12	12	12	13
Total nonperforming loans	689	379	369	361	279
Foreclosed property	25	12	12	9	9
Total nonperforming assets	$714	$391	$381	$370	$288

Nonperforming loans as a percentage of total loans	1.40%	0.77%	0.75%	0.72%	0.57%
Nonperforming assets as a percentage of total loans and foreclosed property	1.45	0.80	0.78	0.74	0.59
Allowance for loan losses as a percentage of total nonperforming loans	105	167	169	171	216
Loans past due 90 days or more and still accruing	$13	$17	$5	$18	$12

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$367	$357	$349	$266	$273
Loans transferred to nonaccrual (a)	446	105	69	145	39
Nonaccrual business loan gross charge-offs (b)	(75)	(49)	(31)	(31)	(21)
Loans transferred to accrual status (a)	—	—	—	—	(4)
Nonaccrual business loans sold (c)	(21)	—	—	(1)	(2)
Payments/Other (d)	(36)	(46)	(30)	(30)	(19)
Nonaccrual loans at end of period	$681	$367	$357	$349	$266
(a) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b) Analysis of gross loan charge-offs:
Nonaccrual business loans	$75	$49	$31	$31	$21
Performing business loans	—	25	—	—	—
Consumer and residential mortgage loans	2	2	3	4	2
Total gross loan charge-offs	$77	$76	$34	$35	$23
(c) Analysis of loans sold:
Nonaccrual business loans	$21	$—	$—	$1	$2
Performing criticized loans	—	3	—	—	7
Total criticized loans sold	$21	$3	$—	$1	$9
(d) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$30,814	$250	3.25%	$31,219	$245	3.11%	$31,090	$234	3.06%
Real estate construction loans	2,114	19	3.66	1,961	18	3.58	1,938	16	3.36
Commercial mortgage loans	8,961	80	3.59	8,842	76	3.43	8,581	73	3.44
Lease financing	726	6	3.33	750	6	3.29	797	6	3.05
International loans	1,419	13	3.65	1,402	12	3.40	1,512	14	3.71
Residential mortgage loans	1,892	19	3.94	1,896	18	3.75	1,856	17	3.76
Consumer loans	2,466	20	3.33	2,478	21	3.38	2,377	19	3.21
Total loans	48,392	407	3.38	48,548	396	3.24	48,151	379	3.19

Mortgage-backed securities (a)	9,356	51	2.22	9,226	51	2.25	9,071	51	2.26
Other investment securities	3,001	11	1.50	1,638	5	1.37	836	2	1.10
Total investment securities (a)	12,357	62	2.05	10,864	56	2.11	9,907	53	2.16

Interest-bearing deposits with banks	3,265	4	0.50	7,300	5	0.28	5,323	4	0.26
Other short-term investments	109	—	0.93	106	1	0.91	99	—	1.11
Total earning assets	64,123	473	2.97	66,818	458	2.73	63,480	436	2.78

Cash and due from banks	1,068			1,071			1,027
Allowance for loan losses	(680)			(641)			(601)
Accrued income and other assets	4,717			4,659			4,829
Total assets	$69,228			$71,907			$68,735

Money market and interest-bearing checking deposits	$23,193	6	0.11	$24,368	6	0.11	$23,960	6	0.11
Savings deposits	1,936	—	0.02	1,883	—	0.02	1,786	—	0.03
Customer certificates of deposit	3,477	4	0.40	3,763	4	0.39	4,423	4	0.37
Foreign office time deposits	50	—	0.33	95	—	0.59	124	1	1.46
Total interest-bearing deposits	28,656	10	0.14	30,109	10	0.14	30,293	11	0.15

Short-term borrowings	365	—	0.45	92	—	0.06	110	—	0.06
Medium- and long-term debt	3,093	15	1.94	3,089	14	1.79	2,686	11	1.73
Total interest-bearing sources	32,114	25	0.32	33,290	24	0.29	33,089	22	0.27

Noninterest-bearing deposits	28,052			29,627			26,697
Accrued expenses and other liabilities	1,430			1,377			1,496
Total shareholders' equity	7,632			7,613			7,453
Total liabilities and shareholders' equity	$69,228			$71,907			$68,735

Net interest income/rate spread (FTE)		$448	2.65		$434	2.44		$414	2.51

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.16			0.14			0.13
Net interest margin (as a percentage of average earning assets) (FTE)			2.81%			2.58%			2.64%
(a) Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(in millions, except per share data)	2016	2015	2015	2015	2015

Commercial loans:
Floor plan	$3,902	$3,939	$3,538	$3,840	$3,544
Other	27,660	27,720	28,239	28,883	28,547
Total commercial loans	31,562	31,659	31,777	32,723	32,091
Real estate construction loans	2,290	2,001	1,874	1,795	1,917
Commercial mortgage loans	8,982	8,977	8,787	8,674	8,558
Lease financing	731	724	751	786	792
International loans	1,455	1,368	1,382	1,420	1,433
Residential mortgage loans	1,874	1,870	1,880	1,865	1,859
Consumer loans:
Home equity	1,738	1,720	1,714	1,682	1,678
Other consumer	745	765	777	796	744
Total consumer loans	2,483	2,485	2,491	2,478	2,422
Total loans	$49,377	$49,084	$48,942	$49,741	$49,072

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	9	10	10	11	12
Other intangibles	4	4	4	4	3

Common equity tier 1 capital (a)	7,331	7,350	7,327	7,280	7,230
Risk-weighted assets (a)	69,427	69,731	69,718	69,967	69,514

Common equity tier 1 and tier 1 risk-based capital ratio (a)	10.56%	10.54%	10.51%	10.40%	10.40%
Total risk-based capital ratio (a)	12.82	12.69	12.82	12.38	12.35
Leverage ratio (a)	10.60	10.22	10.28	10.56	10.53
Tangible common equity ratio (b)	10.23	9.70	9.91	9.92	9.97

Common shareholders' equity per share of common stock	$43.66	$43.03	$43.02	$42.18	$42.12
Tangible common equity per share of common stock (b)	39.96	39.33	39.36	38.53	38.47
Market value per share for the quarter:
High	41.74	47.44	52.93	53.45	47.94
Low	30.48	39.52	40.01	44.38	40.09
Close	37.87	41.83	41.10	51.32	45.13

Quarterly ratios:
Return on average common shareholders' equity	3.13%	6.08%	7.19%	7.21%	7.20%
Return on average assets	0.34	0.64	0.76	0.79	0.78
Efficiency ratio (c)	66.07	69.00	66.98	63.49	68.37

Number of banking centers	477	477	477	477	482

Number of employees - full time equivalent	8,869	8,880	8,941	8,901	8,831
(a) March 31, 2016 amounts and ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	March 31,	December 31,	March 31,
(in millions, except share data)	2016	2015	2015

ASSETS
Cash and due from subsidiary bank	$5	$4	$5
Short-term investments with subsidiary bank	546	569	1,139
Other short-term investments	84	89	95
Investment in subsidiaries, principally banks	7,612	7,523	7,479
Premises and equipment	2	3	2
Other assets	172	137	158
Total assets	$8,421	$8,325	$8,878

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$626	$608	$1,216
Other liabilities	151	157	162
Total liabilities	777	765	1,378

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,158	2,173	2,188
Accumulated other comprehensive loss	(328)	(429)	(370)
Retained earnings	7,097	7,084	6,841
Less cost of common stock in treasury - 53,086,733 shares at 3/31/16, 52,457,113 shares at 12/31/15 and 50,114,399 shares at 3/31/15	(2,424)	(2,409)	(2,300)
Total shareholders' equity	7,644	7,560	7,500
Total liabilities and shareholders' equity	$8,421	$8,325	$8,878

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	134	—	134
Other comprehensive income, net of tax	—	—	—	42	—	—	42
Cash dividends declared on common stock ($0.20 per share)	—	—	—	—	(36)	—	(36)
Purchase of common stock	(1.5)	—	—	—	—	(66)	(66)
Net issuance of common stock under employee stock plans	0.6	—	(16)	—	(2)	25	7
Share-based compensation	—	—	16	—	—	—	16
Other	—	—	—	—	1	—	1
BALANCE AT MARCH 31, 2015	178.1	$1,141	$2,188	$(370)	$6,841	$(2,300)	$7,500

BALANCE AT DECEMBER 31, 2015	175.7	$1,141	$2,173	$(429)	$7,084	$(2,409)	$7,560
Net income	—	—	—	—	60	—	60
Other comprehensive income, net of tax	—	—	—	101	—	—	101
Cash dividends declared on common stock ($0.21 per share)	—	—	—	—	(37)	—	(37)
Purchase of common stock	(1.4)	—	—	—	—	(49)	(49)
Net issuance of common stock under employee stock plans	0.8	—	(35)	—	(10)	34	(11)
Share-based compensation	—	—	20	—	—	—	20
BALANCE AT MARCH 31, 2016	175.1	$1,141	$2,158	$(328)	$7,097	$(2,424)	$7,644

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended March 31, 2016	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$365	$157	$43	$(121)	$4	$448
Provision for credit losses	151	3	(5)	—	(1)	148
Noninterest income	135	43	59	14	(5)	246
Noninterest expenses	207	179	73	2	(1)	460
Provision (benefit) for income taxes (FTE)	47	6	12	(41)	2	26
Net income (loss)	$95	$12	$22	$(68)	$(1)	$60
Net credit-related charge-offs (recoveries)	$57	$2	$(1)	$—	$—	$58

Selected average balances:
Assets	$38,635	$6,544	$5,162	$14,186	$4,701	$69,228
Loans	37,561	5,867	4,964	—	—	48,392
Deposits	29,108	23,110	4,171	103	216	56,708

Statistical data:
Return on average assets (a)	0.98%	0.20%	1.70%	N/M	N/M	0.34%
Efficiency ratio (b)	41.41	88.47	71.32	N/M	N/M	66.07

	Business	Retail	Wealth
Three Months Ended December 31, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$160	$47	$(162)	$2	$434
Provision for credit losses	41	23	(7)	—	3	60
Noninterest income	145	49	57	15	2	268
Noninterest expenses	206	191	81	2	4	484
Provision (benefit) for income taxes (FTE)	85	(4)	9	(47)	(1)	42
Net income (loss)	$200	$(1)	$21	$(102)	$(2)	$116
Net credit-related charge-offs (recoveries)	$35	$25	$(9)	$—	$—	$51

Selected average balances:
Assets	$38,765	$6,549	$5,199	$12,678	$8,716	$71,907
Loans	37,682	5,868	4,998	—	—	48,548
Deposits	31,738	23,262	4,355	120	261	59,736

Statistical data:
Return on average assets (a)	2.06%	(0.03)%	1.68%	N/M	N/M	0.64%
Efficiency ratio (b)	38.73	91.68	77.01	N/M	N/M	69.00

	Business	Retail	Wealth
Three Months Ended March 31, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$370	$151	$43	$(152)	$2	$414
Provision for credit losses	25	(8)	(1)	—	(2)	14
Noninterest income	140	41	58	12	1	252
Noninterest expenses	198	174	77	2	5	456
Provision (benefit) for income taxes (FTE)	98	9	9	(53)	(1)	62
Net income (loss)	$189	$17	$16	$(89)	$1	$134
Net credit-related charge-offs (recoveries)	$9	$—	$(1)	$—	$—	$8

Selected average balances:
Assets	$38,654	$6,368	$5,029	$12,137	$6,547	$68,735
Loans	37,623	5,694	4,834	—	—	48,151
Deposits	30,143	22,404	3,996	170	277	56,990

Statistical data:
Return on average assets (a)	1.95%	0.30%	1.29%	N/M	N/M	0.78%
Efficiency ratio (b)	38.88	90.68	74.59	N/M	N/M	68.37
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended March 31, 2016	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$176	$179	$123	$87	$(117)	$448
Provision for credit losses	(6)	(6)	169	(8)	(1)	148
Noninterest income	76	38	30	93	9	246
Noninterest expenses	150	104	100	105	1	460
Provision (benefit) for income taxes (FTE)	36	45	(40)	24	(39)	26
Net income (loss)	$72	$74	$(76)	$59	$(69)	$60
Net credit-related charge-offs (recoveries)	$5	$8	$47	$(2)	$—	$58

Selected average balances:
Assets	$13,402	$17,541	$11,295	$8,103	$18,887	$69,228
Loans	12,774	17,283	10,763	7,572	—	48,392
Deposits	21,696	16,654	10,374	7,665	319	56,708

Statistical data:
Return on average assets (a)	1.27%	1.68%	(2.52)%	2.87%	N/M	0.34%
Efficiency ratio (b)	59.31	47.87	65.09	58.09	N/M	66.07

				Other	Finance
Three Months Ended December 31, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$183	$193	$131	$87	$(160)	$434
Provision for credit losses	(12)	(7)	57	19	3	60
Noninterest income	81	40	32	98	17	268
Noninterest expenses	160	107	103	108	6	484
Provision (benefit) for income taxes (FTE)	33	43	6	8	(48)	42
Net income (loss)	$83	$90	$(3)	$50	$(104)	$116
Net credit-related charge-offs (recoveries)	$(2)	$1	$33	$19	$—	$51

Selected average balances:
Assets	$13,601	$17,297	$11,474	$8,141	$21,394	$71,907
Loans	12,986	17,033	10,893	7,636	—	48,548
Deposits	22,123	18,545	10,807	7,880	381	59,736

Statistical data:
Return on average assets (a)	1.43%	1.83%	(0.10)%	2.36%	N/M	0.64%
Efficiency ratio (b)	60.92	45.99	62.85	58.01	N/M	69.00

				Other	Finance
Three Months Ended March 31, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$177	$176	$131	$80	$(150)	$414
Provision for credit losses	(8)	(3)	21	6	(2)	14
Noninterest income	84	34	34	87	13	252
Noninterest expenses	155	97	94	103	7	456
Provision (benefit) for income taxes (FTE)	38	44	18	16	(54)	62
Net income (loss)	$76	$72	$32	$42	$(88)	$134
Net credit-related charge-offs	$3	$1	$3	$1	$—	$8

Selected average balances:
Assets	$13,736	$16,461	$12,192	$7,662	$18,684	$68,735
Loans	13,223	16,193	11,535	7,200	—	48,151
Deposits	21,710	16,837	11,010	6,986	447	56,990

Statistical data:
Return on average assets (a)	1.36%	1.61%	0.99%	2.21%	N/M	0.78%
Efficiency ratio (b)	59.51	46.21	57.48	60.77	N/M	68.37
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollar amounts in millions)	2016	2015	2015	2015	2015

Tangible Common Equity Ratio:
Common shareholders' equity	$7,644	$7,560	$7,622	$7,523	$7,500
Less:
Goodwill	635	635	635	635	635
Other intangible assets	13	14	14	15	15
Tangible common equity	$6,996	$6,911	$6,973	$6,873	$6,850

Total assets	$69,007	$71,877	$71,012	$69,945	$69,333
Less:
Goodwill	635	635	635	635	635
Other intangible assets	13	14	14	15	15
Tangible assets	$68,359	$71,228	$70,363	$69,295	$68,683

Common equity ratio	11.08%	10.52%	10.73%	10.76%	10.82%
Tangible common equity ratio	10.23	9.70	9.91	9.92	9.97

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,644	$7,560	$7,622	$7,523	$7,500
Tangible common equity	6,996	6,911	6,973	6,873	6,850

Shares of common stock outstanding (in millions)	175	176	177	178	178

Common shareholders' equity per share of common stock	$43.66	$43.03	$43.02	$42.18	$42.12
Tangible common equity per share of common stock	39.96	39.33	39.36	38.53	38.47

The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.